Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

GrafTech International Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	456(b) and Rule 457(r)(4)	(5)	(5)	(5)	(4)	(4)

	Equity	Preferred Stock, par value $0.01 per share	456(b) and Rule 457(r)(4)	(5)	(5)	(5)	(4)	(4)

	Equity	Depositary Shares(1)	456(b) and Rule 457(r)(4)	(5)	(5)	(5)	(4)	(4)

	Other	Warrants	456(b) and Rule 457(r)(4)	(5)	(5)	(5)	(4)	(4)

	Debt	Debt Securities	456(b) and Rule 457(r)(4)	(5)	(5)	(5)	(4)	(4)

	Other	Purchase Contracts(2)	456(b) and Rule 457(r)(4)	(5)	(5)	(5)	(4)	(4)

	Other	Units(3)	456(b) and Rule 457(r)(4)	(5)	(5)	(5)	(4)	(4)

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					—		—

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fees Due							—

(1)	Each depositary share will be issued under a deposit agreement, will represent a fractional interest in shares of preferred stock or common stock and will be evidenced by a depositary receipt.
(2)	Purchase contracts may be sold separately or as parts of units consisting of common stock, preferred stock or depositary shares that are otherwise registered hereunder.
(3)	Consisting of some or all of the securities listed above, in any combination.
(4)

In accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, as amended, the Registrant is deferring payment of all of the registration fee. In connection with the securities offered hereby, the Registrant will pay “pay-as-you-go registration fees” in accordance with Rule 456(b). The Registrant will calculate the registration fee applicable to an offer of securities pursuant to this registration statement based on the fee payment rate in effect on the date of such fee payment.

(5)

There is being registered hereunder an indeterminate maximum aggregate initial offering price and an indeterminate number or amount of common stock, preferred stock, depositary shares, warrants, debt securities, purchase contracts and units, in each case as may periodically be offered at indeterminate prices. Separate consideration may or may not be received for any securities registered hereunder that are issued upon the exercise, conversion or exchange of, as the case may be, other securities registered hereunder.